Planet Resource Recovery Sells PetroLuxus(TM) WC to Hinto Energy, Inc. for Waterflood Project

HOUSTON, TX--(Marketwired - Sep 30, 2013) - Planet Resource Recovery, Inc. (PINKSHEETS: PRRY) is pleased to announce that it has sold PetroLuxus(TM) WC to Denver-based Hinto Energy, Inc. (OTCQB: HENI) for its first commercial waterflood project. A waterflood is a form of secondary recovery whereby water is pumped into the oil reservoir to force out additional oil that has ceased to flow under its own pressure. The addition of PetroLuxus WC to the injected water will stimulate increased initial and ultimate oil recovered by reducing surface tension and improving oil flow characteristics through the formation.

Hinto recently acquired the operating rights to approximately 520 acres located in Montana that will be water flooded to produce additional oil. The field's water injection well has just passed a mechanical integrity inspection administered by a state inspector and oil production is set to begin in October.

George E. Harris, CEO of Hinto Energy, commented, "We are pleased to begin operating this new field and believe that the addition of PetroLuxus WC will increase the total amount of oil that is recoverable and our ultimate return on investment. In addition, we are excited about other beneficial effects of PetroLuxus WC, such as reduced metal corrosion, remediation of handling issues related to paraffin and asphaltenes, reduced water injection pressure, as well as more efficient separation of oil from water."

Enrique Salinas, President/CEO of Planet Resource, stated, "We have always believed that PetroLuxus(TM) WC is ideally suited as an additive to be used to enhance production from oil fields that are waterflooded. This opportunity to work with Hinto Energy will enable us to demonstrate the increased value resulting from the use of PetroLuxus WC in waterflood oil recovery. We look forward to getting the results over the next several months."

About Planet Resource Recovery,  Inc.
-------------------------------------

Planet Resource Recovery, Inc. is the developer, manufacturer and marketer of the PetroLuxus(TM) Technology Platform which currently include the NSF/ANSI Standard 60 Certified PetroLuxus(TM) family of products for the Oil & Gas industry and AquaLuxus for the water industry. For more information visit: www.planetresource.net.

 Safe Harbor Statement

Under The Private Securities Litigation Reform Act of 1995: The statements in this presentation that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report for the year ended December 31, 2011. The Company


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undertakes  no  obligation  to publicly  release the result of any  revisions to these  forward-looking  statements  that  may  be  made  to  reflect  events  or
circumstances   after  the  date  hereof,   or  to  reflect  the  occurrence  of
unanticipated events or changes in the Company's plans or expectations.
Contact:

Planet Resource Recovery, Inc.
281-213-5266